                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-00191
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 25, 1996)
U.S. $200,000,000
[PTI LOGO]
MEDIUM-TERM NOTES, SERIES C
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
Pacific Telecom, Inc. (the "Company") may from time to time offer its Medium-Term Notes, Series C (the "Notes"), in an aggregate principal amount of up to U.S. $200,000,000 or the equivalent thereof in other currencies or composite currencies (each, a "Specified Currency"). The Notes will be offered at varying maturities of nine months or more from their dates of issue and may be subject to redemption at the option of the Company or repayment or repurchase at the option of the holder thereof prior to maturity. Each Note will bear interest at a fixed rate (a "Fixed Rate Note") or a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the CD Rate, the Prime Rate, the CMT Rate or other Base Rate set forth in a pricing supplement (each, a "Pricing Supplement") to this Prospectus Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. Notes may also be issued with provisions for the extension ("Extendible Notes"), at the Company's option, of their maturities or for payments of principal and interest to be made in installments over their life ("Amortizing Notes"). See "Description of Notes."
The issue price, any applicable interest rate or interest rate formula, the maturity, any interest payment dates, specific terms relating to Notes issued in a Specified Currency, any redemption or repurchase provisions and any other terms relating to each Note will be established at the time of issuance of such Note and set forth therein and in the applicable Pricing Supplement.
Unless otherwise indicated in the applicable Pricing Supplement, the authorized denominations of U.S. dollar Notes will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. Authorized denominations of Notes issued in a Specified Currency will be set forth in the applicable Pricing Supplement.
Each Note will be represented by either a global security registered in the name of The Depository Trust Company, as Depositary, or a nominee thereof, or another depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. See "Description of Notes -- Book-Entry Notes."
Unless otherwise indicated, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semi-annually on each March 1 and September 1 and at maturity or upon earlier redemption, repayment or repurchase, and interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity or upon earlier redemption, repayment or repurchase.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------------
                                                                        PRICE TO           AGENTS'            PROCEEDS TO
                                                                        PUBLIC (1)         COMMISSIONS (2)    COMPANY (2)(3)
Per Note..............................................................  100.000%           .125%-.875%        99.875%-99.125%
Total (4).............................................................  U.S. $200,000,000  U.S. $250,000      U.S. $199,750,000
                                                                                           U.S. $1,750,000    U.S. $198,250,000
-------------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) For Notes with maturities not greater than 40 years from their dates of issue, the Company will pay Salomon Brothers Inc, Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), as agents, a commission ranging from .125% to .875% of the principal amount of any Note, depending on its maturity, sold through any such Agent. For Notes with maturities greater than 40 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. The Company also may sell Notes to any Agent or to others, as principal, at a discount for resale to one or more investors or other purchasers at a fixed public offering price or at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or such other persons. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity and such Note may be resold by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable.
(3) Before deducting other expenses payable by the Company estimated to be U.S. $265,000, including reimbursement of certain of the Agents' expenses. The Company has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.
(4) Or the equivalent thereof in other currencies or composite currencies.
The Notes are being offered on a continuous basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company also may sell Notes to any Agent acting as principal for resale to one or more investors or other purchasers. The Company may sell Notes directly on its own behalf or to other dealers for resale to investors. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes."
SALOMON BROTHERS INC
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

The date of this Prospectus Supplement is January 26, 1996.

                              DESCRIPTION OF NOTES

    The terms and conditions set forth herein concerning the Notes, and in the accompanying Prospectus, will apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note.

GENERAL

    The Notes are part of a separate series of Debt Securities of the Company issued pursuant to an Indenture, dated as of September 20, 1991, as amended and supplemented (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The following summaries of certain parts of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

    The Notes offered by this Prospectus Supplement are limited to an aggregate principal amount of U.S. $200,000,000 (or the equivalent thereof in other currencies or composite currencies).

    The Notes will be offered on a continuous basis and will mature at 100% of the principal amount outstanding on any day nine months or more from their dates of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption prior to maturity at the price or prices specified in the applicable Pricing Supplement. The Notes may be subject to repayment or repurchase by the Company at the option of the holder at the prices and during the periods specified in the applicable Pricing Supplement. Each Note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement, which may be adjusted by a Spread or Spread Multiplier (each as defined below). Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth under "Book-Entry Notes," Book-Entry Notes will not be issuable in certificated form. It is currently contemplated that only Notes which are denominated in U.S. dollars will be issued as Book-Entry Notes. See "Book-Entry Notes."

    Unless otherwise indicated in the applicable Pricing Supplement, the authorized denominations of U.S. dollar Notes will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. Authorized denominations of Notes issued in a Specified Currency will be set forth in the applicable Pricing Supplement.

    "Business Day" means any day, other than a Saturday or Sunday, that is (a) neither a legal holiday nor a day on which banking institutions are generally authorized or required by law, regulation or executive order to close (i) with respect to all Notes, in The City of New York, and (ii) with respect to Foreign Currency Notes (as herein defined), in the principal financial center of the country of the Specified Currency (or, in the case of Foreign Currency Notes denominated in European Currency Units, in Brussels, Belgium) and (b) with respect to LIBOR Notes (as defined below), is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    The Pricing Supplement relating to each Note will describe the following terms: (1) if the Note is denominated in a Specified Currency (a "Foreign Currency Note"), the Specified Currency, other terms relating to such Note, including the authorized denominations, currency risks and applicable U.S. tax consequences to purchasers; (2) whether such Note is a Fixed Rate Note or a Floating Rate Note; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"), unless such Note is issued at 100% of its principal amount; (4) the date on which such Note will be issued (the "Original Issue Date") and, unless interest on such Note will accrue from its date of issue, the date from which interest on such Note will accrue; (5) the date on which such

Note will mature (the "Maturity Date"); (6) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (7) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (8) whether such Note may be redeemed or is subject to repayment or repurchase prior to the Maturity Date and, if so, the provisions relating to such redemption, repayment or repurchase;
(9) whether such Note will be issued as a Book-Entry Note or Certificated Note; and (10) any other terms of such Note not inconsistent with the provisions of the Indenture.

    Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Notes.

    The Notes are referred to in the accompanying Prospectus as the "Offered Securities." For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the accompanying Prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

    Unless otherwise indicated in the applicable Pricing Supplement, payments of principal (and premium, if any) and interest will be made at the Corporate Trust Office of the Trustee in Chicago or at the Trustee's office in The City of New York designated for such purpose; PROVIDED that interest (other than interest payable at maturity) may, at the Company's option, be paid (i) by check mailed to the address of the person entitled thereto as it appears in the Security Register as of the Record Date (as defined below) or (ii) by wire transfer to an account maintained by such person with a bank located in the United States (so long as proper wire transfer instructions have been received by the Trustee by the Record Date). Payments of principal (and premium, if any) and interest with respect to Book-Entry Notes will be made in the manner described under "Book-Entry Notes" herein and under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus. See also "Description of Debt Securities -- Payment and Paying Agents" in the accompanying Prospectus.

    Except as set forth below, interest will be payable on each Interest Payment Date (as defined below) and at maturity. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; PROVIDED, HOWEVER, that interest payable at maturity or upon early redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note with an Original Issue Date between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next Record Date (unless the Company elects, in its sole discretion, to pay such interest on the first Interest Payment Date after the Original Issue Date). The "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date shall be a Business Day.

    Except as provided below with respect to Floating Rate Notes, any payment required to be made in respect of a Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from its Original Issue Date, unless otherwise specified in the applicable Pricing Supplement, at the annual rate stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be March 1 and September 1 of each year. Interest payments on Fixed Rate Notes will include interest accrued to, but excluding, the Interest Payment Date. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest from its Original Issue Date at rates determined by reference to the specified Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), until the principal amount thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will designate one of the following interest rate bases as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) LIBOR (a "LIBOR Note"), (c) the Treasury Rate (a "Treasury Rate Note"), (d) the CD Rate (a "CD Rate Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the CMT Rate (a "CMT Rate Note") or (g) such other Base Rate as is set forth in such Pricing Supplement.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as described below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

    Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, on the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date (other than at maturity or upon early redemption or repayment) for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, and no additional interest shall accrue as a result of such delayed payment, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the date of maturity or early redemption or repayment of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no additional interest shall accrue as a result of such delayed payment.

    Interest payments on each Interest Payment Date for Floating Rate Notes (except in the case of Floating Rate Notes that reset daily or weekly) will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. In the case of Floating Rate Notes that reset daily or weekly, interest payments will include accrued interest from and including the Original Issue Date or from but excluding the last date in respect of which interest has been paid, as the case may be, to, and including, the Record Date immediately preceding the applicable Interest Payment Date. At maturity the interest payable will include interest accrued from and including the Original Issue Date or from and including the last date in respect of which interest has been paid (except in the case of Floating Rate Notes that reset daily or weekly for which such last date is excluded), as the case may be, to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, CD Rate Notes and Prime Rate Notes, and by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, and (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above; PROVIDED, HOWEVER, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law. Under present New York law, the maximum interest rate is 25% per annum on a simple interest basis. This limit may not apply to Notes in which U.S. $2,500,000 or more has been invested.

    The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note, a CD Rate Note, a Prime Rate Note and a CMT Rate Note will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Notes are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

    Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date is the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or date of maturity, as the case may be.

    Unless otherwise indicated in the applicable Pricing Supplement, the Trustee will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. All determinations of interest rates by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on all holders of the Notes. The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Note.

COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if
any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    "Commercial Paper Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the heading "Commercial Paper." In the event that such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent for such commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield =      D X 360        X 100
                       -------------
                         360-(DxM)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    With respect to LIBOR Notes indexed to the offered rate for U.S. dollar deposits, unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

         (i) With respect to an Interest Determination Date relating to a LIBOR Note, either, as specified in the applicable Pricing Supplement: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO

    Page ("LIBO Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate"). Unless otherwise indicated in the applicable Pricing Supplement, "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) and "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to an Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement at approximately 11:00 a.m., London time, on such Interest Determination Date by four major banks ("Reference Banks") in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading
    European banks having the specified Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    "Treasury Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) as specified in the CD Rate Notes and in the applicable Pricing Supplement.

    "CD Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the Pricing Supplement as made available and subsequently published in H.15
(519) under the heading "CDs (Secondary Market)." In the event that such rate is not so published by 3:00 p.m. New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the Pricing Supplement as made available and subsequently published in Composite Quotations under the heading "Certificates of Deposit" prior to 3:00 p.m., New York City time. If such rate is neither published in H.15 (519) or in Composite Quotations by 3:00 p.m., New York City time, on such Calculation Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000 or other amount that is representative for a single transaction in that market at that time; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such Interest Determination Date will be the CD Rate in effect on such date.

PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    "Prime Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate on such date as made available and subsequently published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not so published by 3:00 p.m., New York City time, on such Calculation Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below), at 3:00 p.m., New York City time, as such bank's prime rate or base lending rate on such Interest Determination Date. If fewer than four such rates but more than one such rate appears on the Reuters Screen USPRIME1 for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 as provided above, the Prime Rate will be determined by the Calculation Agent on the basis of rates furnished in The City of New

York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Determination Date will be the Prime Rate in effect on such date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other pages as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) as specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    "CMT Rate" means, unless otherwise designated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Index Maturity designated in the applicable Pricing Supplement for (i) if the Designated CMT Telerate page is 7055, the rate for the applicable Interest Determination Date and (ii) if the Designated CMT Telerate page is 7052, the week or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement as published in the relevant
H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement (or other United States Treasury rate for such Index Maturity) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity of not less than such Index Maturity minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT

Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate with respect to such Interest Determination Date will be the CMT rate in effect on such date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Index Maturity designated in the applicable Pricing Supplement, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement and on the Book-Entry Note, the Designated CMT Telerate Page shall be 7052, for the most recent week.

EXTENSION OF MATURITY

    The Pricing Supplement relating to each Note (other than an Amortizing Note (as defined below)) will indicate whether or not the Company will have the option to extend the Maturity of such Note for one or more periods up to but not beyond a date set forth in such Pricing Supplement (an "Extendible Note"). If the Company has such option with respect to any such Note, the procedures relating thereto will be as set forth in the applicable Pricing Supplement.

AMORTIZING NOTES

    The Company may from time to time offer Notes for which payments of principal and interest are made in installments over the life of the Notes ("Amortizing Notes"). Interest on each Amortizing Note will be computed as set forth in the applicable Pricing Supplement. If so specified in such Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note and other information regarding such Note will be included in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Except for Foreign Currency Notes, upon issuance, the Notes will be represented by one or more permanent global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC or such other depositary as is specified in the Pricing Supplement (the "Depositary"). Except under the limited circumstances described below, Global Securities will not be exchangeable for definitive Certificated Notes.

    Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such Global Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary will have no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    The Company expects that, upon the issuance of a Global Security and the deposit of such Global Security with DTC, DTC will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by such Global Security to the accounts of participants.

    Payment of principal of, and premium and interest, if any, on, Notes represented by a Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Notes. Upon receipt of any payment of principal of, or premium or interest, if any, on, a Global Security, the Company expects that the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

    None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee or any participant relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any of the records of the Depositary, any nominee or any participant relating to such beneficial interests.

    A Global Security is exchangeable for definitive Notes registered in the name of, and a transfer of a Global Security may be registered to, any person other than the Depositary or its nominee, only if:

        (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        (b) the Company in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes in registered form;

        (c) there shall have occurred and be continuing an event of default under the Indenture, as described in the accompanying Prospectus, and the Depositary is notified by the Company, the applicable Trustee, or the applicable Registrar and Paying Agent that such Global Security shall be exchangeable for definitive Notes in registered form; or

        (d) the Company specifies with respect to the Notes of a series that an owner of a beneficial interest in a Global Security representing Notes of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Notes in definitive form.

    Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the Global Security, in denominations of $1,000 and integral multiples thereof. Such definitive Notes will be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

    Except  as  provided  above,  owners of  beneficial  interests  in  a Global
Security will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The initial Depositary, DTC, is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    The information herein concerning DTC and DTC's procedures has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary, which was prepared by Stoel Rives LLP, counsel to the Company, describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, tax-exempt organizations, persons holding Notes as a hedge against currency risks or as a position in a "straddle," or persons owning (actually or constructively) 10% or more of the combined voting power of all classes of voting stock of the Company. In addition, the discussion below must be read in conjunction with the discussion of certain United States federal income tax consequences that may appear in a Pricing Supplement. The discussion below is based upon the provisions of the Code and Treasury Regulations (including proposed Treasury Regulations), rulings and judicial decisions thereunder as of the date hereof. Such authorities may be amended, repealed, revoked, modified or, in the case of proposed Treasury Regulations, withdrawn or finalized in a form different from such proposed Treasury Regulations, so as to result in United States federal income tax consequences different from those discussed below. THIS SUMMARY DOES NOT PURPORT TO COVER ALL THE POSSIBLE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, AND IT IS NOT INTENDED AS TAX ADVICE. THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS. PERSONS CONSIDERING PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    This summary is based on the assumption that the Notes are issued in "registered" form for United States federal income tax purposes and are not convertible into non-registered form. If any Notes are issued in, or are convertible into, non-registered or bearer form, the applicable Pricing Supplement will discuss the special tax considerations that may apply.

UNITED STATES HOLDERS

    As  used herein, a "United  States Holder" of a Note  means a holder that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or of any state or (iii) an estate or trust that is otherwise subject to United States federal income taxation on a net income basis in respect of a Note. A "Non-United States Holder" is a holder that is not a United States Holder.

    PAYMENTS OF INTEREST. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is received or accrued in accordance with the United States Holder's method of accounting for tax purposes.

    ORIGINAL ISSUE DISCOUNT. The following is a summary of the principal United States federal income tax consequences of the ownership of Notes with original issue discount ("OID") by United States Holders.

    A Note may be issued for an amount that is less than its stated redemption price at maturity (the sum of all payments provided by the Note other than "qualified stated interest" payments). Generally, the excess of the stated redemption price at maturity of the Note over its "issue price" will be OID. If such excess is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis OID"), OID will be treated as zero, and all stated interest (including stated interest that would otherwise be characterized as de minimis OID) will be treated as "qualified stated interest." A United States Holder of a Note bearing de minimis OID must include the de minimis OID (other than de minimis OID treated as "qualified stated interest") in income as stated principal payments are made, and the amount of de minimis OID includible in income as principal payments are made will be treated as gain recognized on retirement of the debt instrument. Any gain attributable to de minimis OID recognized on the sale or exchange of a Note will be capital gain if the Note is a capital asset in the hands of the United States Holder. The de minimis amount is calculated differently for Notes that provide for the payment of any amount other than "qualified stated interest" before maturity. The method of calculating de minimis OID for Amortizing Notes will be set forth in the applicable Pricing Supplement.

    The "issue price" of each Note will be the initial offering price to the public at which a substantial amount of the particular offering is sold. Generally, a "qualified stated interest" payment is stated interest that is unconditionally payable or will be constructively received at least annually at a single fixed rate, or at a rate ("variable rate") that varies among payment periods, if such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, or that is based upon the changes in the yield or price of certain actively traded property, or a combination thereof. A rate that reflects a fixed rate minus such variable rate ordinarily also constitutes a variable rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The Treasury Regulations provide rules for determining whether payments on a note with a variable rate will be treated as payments of qualified stated interest.

    Notes that may be redeemed before maturity at the option of the issuer shall be treated from the time of issuance as having a maturity date, for purposes of determining the amount of qualified stated interest, on the optional redemption date if a redemption on that date would result in a lower yield to maturity. Notice will be given in the applicable Pricing Supplement when the Company issues Notes that are redeemable prior to maturity and determines that such Notes will be deemed to have a maturity date for United States federal income tax purposes prior to their maturity date.

    In certain cases (E.G., where interest payments are deemed not to be qualified stated interest payments), Notes that bear interest from a non-tax standpoint may be deemed instead to bear OID for United States federal income tax purposes ("Original Issue Discount Notes"), with the result that the inclusion of interest in income for United States federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. The Pricing Supplement for any series of Notes will specify whether they are Original Issue Discount Notes.

    United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income with respect to the Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period generally is an amount equal to the excess (if any) of (a) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. In determining OID allocable to an accrual period, if an interval between payments of qualified stated interest contains more than one accrual period the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. If all accrual periods are of equal length, except for an initial short accrual period or an initial and a final short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The OID allocable to the final accrual period is equal to the excess of the amount payable at maturity (other than a payment of qualified stated interest) over the adjusted issue price at the beginning of the final accrual period. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments on such Note other than qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to report the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

    SHORT-TERM NOTES. In the case of Notes having a term of one year or less ("Short-Term Notes"), no payments of interest are treated as qualified stated interest payments; thus, a Short-Term Note that provides for interest ordinarily will have a stated redemption price at maturity that exceeds its issue price and, therefore, ordinarily will have OID.

        CERTAIN UNITED STATES HOLDERS REQUIRED TO INCLUDE OID ON SHORT-TERM NOTES IN INCOME CURRENTLY. Generally, United States Holders are required to include OID on Short-Term Notes in income currently on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above.

        CERTAIN UNITED STATES HOLDERS NOT REQUIRED TO INCLUDE OID ON SHORT-TERM NOTES IN INCOME CURRENTLY. Certain categories of United States Holders (such as individual cash method taxpayers) are not required to include accrued OID on Short-Term Notes in their income currently unless they elect to do so. An election to include accrued OID on a Short-Term Note in income currently must be made for the taxable year in which the holder acquires the Note and is irrevocable without the consent of the Internal Revenue Service ("IRS"). If such a United States Holder that does not elect currently to include the OID in income subsequently recognizes a gain upon the disposition of a Short-Term Note, such gain will be treated as ordinary interest income to the extent of the ratable portion of OID to the date of disposition. Alternatively, such a United States Holder can irrevocably elect to accrue OID using a constant yield method for purposes of calculating the amount of OID to include in income as ordinary interest income arising as a result of the disposition of a Short-Term

    Note. A United States Holder not currently including accrued OID in income may be required to defer deductions for a portion of such United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry a Short-Term Note.

    AMORTIZATION OF PREMIUM. A Note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the Note immediately after purchase exceeds the sum of all payments payable on the Note after the purchase date other than qualified stated interest. If a United States Holder purchases an Original Issue Discount Note at a premium (i.e., an amount in excess of the stated redemption price at maturity), it does not include any OID in gross income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. Any such election shall apply to all debt securities (other than debt securities the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies (or thereafter acquired by the United States Holder) and is irrevocable without the consent of the IRS. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note, and the United States Holder is required to make corresponding reductions in its adjusted basis in the Note. Premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note.

    ACQUISITION PREMIUM. A Note purchased in the initial offering for more than the issue price but less than the stated redemption price at maturity possesses acquisition premium. The daily portion of accrued OID on such a Note is reduced by the product of the daily portion of OID (determined without regard to this adjustment) and a fraction the numerator of which is the excess of the adjusted basis of the Note immediately after acquisition over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the debt instrument after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price. The adjusted issue price of a Note at the beginning of the first accrual period is the issue price; thereafter, the adjusted issue price generally is the issue price increased by the amount of OID previously includible in the gross income of any holder (without regard to the reduction described in the previous sentence), and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest.

    ELECTION TO TREAT ALL INTEREST AS OID. A cash or accrual basis United States Holder may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable premium or acquisition premium. If a United States Holder makes this election for a Note with amortizable premium, the election is treated as an election under the amortizable premium provisions described above and the electing United States Holder will be required to amortize premium for all of the holder's other debt instruments with amortizable premium. The election is to be made for the taxable year in which the United States Holder acquires the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

    SALE, EXCHANGE AND RETIREMENT OF NOTES. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any payments on the Note other than qualified stated interest payments. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains are, in certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

    EXTENDIBLE NOTES. A Note may provide that the Company has the option to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, on an Interest Reset Date or to extend the maturity of a Note at maturity. Pursuant to proposed Treasury Regulations issued on December 2, 1992, which could differ materially from the final Treasury Regulations, the treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect to have the Company repay such Notes on the applicable optional reset date or at maturity (or has no right to so elect) will depend on the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such holder may be treated for United States federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

    If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a direct result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder will recognize gain or loss equal to the difference between the issue price of the New Notes and the holder's adjusted tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss will be recognized by a United States Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of New Notes over the principal amount of Old Notes. Although, in this regard, the meaning of the term "principal amount" is not clear, such term could be interpreted to mean "issue price" with respect to New Notes and "adjusted issue price" with respect to Old Notes.

NON-UNITED STATES HOLDERS

    Non-United States Holders generally will not be subject to United States federal withholding tax on the interest income (including any OID) on any Note, provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of the voting stock of the Company, (ii) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership and (iii) the Non-United States Holder provides the correct certification of Non-United States Holder status (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

    A Non-United States Holder generally will not be subject to United States federal income tax on gain realized from the sale or exchange of a Note. Under certain conditions, a Non-United States Holder may be subject to United States federal income tax on gain or interest received with respect to a Note (even if no withholding of taxes is required). Such income taxation may occur, for example, if the Non-United States Holder (i) is engaged in a trade or business in the United States and gain or interest on a Note is effectively connected with conduct of that trade or business, or (ii) is an individual present in the United States for 183 days or more during the taxable year. Such taxation is beyond the scope of this summary and should be discussed with a tax advisor. If interest is effectively connected with the conduct of a trade or business in the United States by a Non-United States Holder, withholding of United States federal income tax may be required unless the Non-United States Holder files with the Company or its Paying Agent an IRS form to the effect that the interest is so effectively connected.

    A Note held by an individual who is not a citizen or resident of the United States at the time of such holder's death will not be subject to United States federal estate tax, if any interest received on the Note, if received by the holder at the time of the holder's death, would not have been effectively connected with the conduct of a trade or business in the United States and the individual did not own, actually or constructively, at the date of death, 10% or more of the voting stock of the Company.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, if a United States Holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding, the Company must withhold a 31% federal backup withholding tax on certain amounts paid to the holder. An individual's taxpayer identification number is such person's social security number.

    Payments in respect of a Note made within the United States by the Company or any of its paying agents are generally subject to potential backup withholding at a rate of 31%. Information reporting and backup withholding do not apply to payments made on a Note if the certification described in clause
(iii) under "Non-United States Holders" above is received, provided the payor does not have actual knowledge that the holder is a United States person. Special rules may apply with respect to the payment of the proceeds from the sale of a Note to or through foreign offices of certain brokers.

    The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable.

                         PLAN OF DISTRIBUTION OF NOTES

    Pursuant to the terms of a Selling Agency Agreement dated January 26, 1996 (the "Selling Agency Agreement"), the Notes are being offered on a continuous basis by the Company through Salomon Brothers Inc, Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. For Notes with maturities not greater than 40 years from their dates of issue, the Company will pay each Agent a commission of from .125% to .875% of the principal amount of each Note, depending on its maturity, sold through such Agent on an agency basis. For Notes with maturities greater than 40 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. The Company also may sell Notes to an Agent, acting as principal, for resale to investors and other purchasers. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. Any such Note may be resold by such Agent to one or more investors or other purchasers, including other dealers, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices related to prevailing market prices at the time of resale. Unless otherwise indicated in the applicable Pricing Supplement, if any Note is resold by an Agent to any dealer at a discount, such discount will not be in excess of the discount received by such Agent from the Company. After the initial public offering of any Notes to be resold by an Agent to investors and other purchasers the public offering price (in the case of Notes to be resold at a fixed public offering price) and discounts may be changed. The Company has agreed to reimburse the Agents for certain expenses in connection with the offering of the Notes.

    The Notes may also be sold by the Company directly to investors or to or through such other agents as the Company shall designate from time to time, provided that such Notes are sold on terms, including, without limitation, any commissions payable with respect thereto, in substance identical to those contained in the Selling Agency Agreement. No commission will be payable on Notes sold directly to investors by the Company.

    The Company will have the sole right to accept offers to purchase Notes and may reject any proposal to purchase Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

    The Notes will not have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes or that the Notes will be sold.

    The Agents and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

    The Company has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent (and each other dealer, if any, who purchases Notes for resale to the public) may be deemed to be an "underwriter" within the meaning of the Securities Act with respect to Notes sold through it.

PROSPECTUS

                                   [PTI LOGO]

                                DEBT SECURITIES

    Pacific Telecom, Inc. (the "Company") may from time to time offer its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") in an aggregate principal amount of up to U.S. $200,000,000 (or the equivalent thereof in other currencies or composite currencies) of its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements.

    The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations and currencies, maturity or maturities, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series (the "Offered Securities") will be set forth in a Prospectus Supplement or Prospectus Supplements.

    The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement or Prospectus Supplements.

    The Debt Securities may be issued only in registered form, which may, if so designated in the applicable Prospectus Supplement or Prospectus Supplements, be in the form of a registered global security to facilitate the use of a
"book-entry" registration and transfer system. See "Description of Debt Securities -- Global Securities."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS JANUARY 25, 1996

    IN CONNECTION WITH THIS OFFERING, UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY OR ANY OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the prescribed rates.

    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by Form 10-K/A dated June 30, 1995);

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995; and

        (c) The Company's Current Reports on Form 8-K dated February 6, February 15, March 9, March 31, July 14, September 27, 1995 and September 30, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; PROVIDED, HOWEVER, that all documents subsequently filed by the Company pursuant to Section 13 or 14 of the Exchange Act in each year during which the offering made by this Prospectus is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO PACIFIC TELECOM, INC., 805 BROADWAY, P.O. BOX 9901, VANCOUVER, WASHINGTON 98668-8701, ATTENTION: BRIAN M. WIRKKALA, VICE PRESIDENT AND TREASURER, TELEPHONE NUMBER (360) 696-6918. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS OR THE DATE OF THE LATEST PROSPECTUS SUPPLEMENT, AS THE CASE MAY BE.

                                  THE COMPANY

GENERAL

    The Company was organized in 1955 to provide telephone service to suburban and rural communities principally in the Pacific Northwest. Since that time, the Company has grown significantly through acquisitions and expanded its service offerings in several areas within the telecommunications industry. The Company is a holding company, and its assets are predominantly the common stock of its majority or wholly-owned subsidiaries. The Company currently operates one of the major non-Bell telephone companies in the United States. Through its subsidiaries, the Company provides local telephone service and access to the long-distance network in Alaska, seven other western states and three midwestern states, provides cellular mobile telephone services in nine states and is engaged in sales of capacity in and operation of a submarine fiber optic cable between the United States and Japan. See "Available Information" and "Incorporation of Certain Documents by Reference" for additional information concerning the Company's operations.

    The Company is a Washington corporation. Its principal executive offices are located at 805 Broadway, Vancouver, Washington 98668-8701, and its telephone number is (360) 905-5800.

RELATIONSHIP WITH PACIFICORP AND HOLDINGS

    All of the common stock of the Company is owned by PacifiCorp Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of PacifiCorp. PacifiCorp is an electric utility headquartered in Portland, Oregon that conducts its electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp is the indirect owner through Holdings, of 100% of each of Powercor Australia Limited ("Powercor"), the Company, Pacific Generation Company ("PGC") and PacifiCorp Financial Services, Inc. ("PFS"). Powercor is an electric distribution company serving 570,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. PGC is engaged in the independent power production and cogeneration business. PFS plans to continue to liquidate portions of its lease, leasing and real estate investments.

                                USE OF PROCEEDS

    Unless otherwise indicated in a Prospectus Supplement, the net proceeds to be received by the Company from the issuance and sale of the Debt Securities will be used for general corporate purposes, including repayment of short-term indebtedness that may be incurred from time to time, future acquisitions and further investments in subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued pursuant to an Indenture, dated as of September 20, 1991, as amended and supplemented (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Section references and defined terms used herein or in a Prospectus Supplement are references to provisions of and defined terms in the Indenture, unless otherwise noted.

    The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

    The Debt Securities offered hereby (the "Offered Securities") will be limited to an aggregate principal amount of U.S. $200,000,000 (or the equivalent thereof in other currencies or composite currencies). The Indenture does not limit the aggregate amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) any limit upon the aggregate principal amount of the Offered Securities; (3) the date or dates on which the principal of the Offered Securities is payable; (4) the rate or rates (or, if subject to adjustment, the manner for determining such rates) at which the Offered Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable, the Regular Record Dates for any interest payable on the Interest Payment Dates and the basis upon which interest shall be calculated if other than a year of twelve 30-day months; (5) the place or places where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Offered Securities will be payable and where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Offered Securities and the Indenture may be made; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem, repurchase or repay the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, repurchased or repaid, in whole or in part, pursuant to such obligation; (8) the denominations in which any Offered Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof and the currency or composite currency in which the Offered Securities will be denominated if other than U.S. dollars; (9) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to the Offered Securities; (10) any index used to determine the amount of payments of principal of and premium, if any, on the Offered Securities and the manner in which such amounts will be determined; (11) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture; (12) the dates within 15 days of which lists of Holders of Original Issue Discount Securities are to be furnished to the Trustee pursuant to the Indenture; (13) whether such Offered Securities may be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; and (14) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture.

    The Debt Securities will be unsecured, general obligations of the Company. The Debt Securities will rank equally with the Company's other unsecured and unsubordinated indebtedness and will not, by their terms, be subordinate in right of payment to any other indebtedness of the Company. As the Debt Securities will be issued at the holding company level, the Debt Securities effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of the Debt Securities, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support agreements, bonds, capital leases, notes and other obligations. With respect to any such subsidiaries that are not wholly-owned by the Company, the rights of the Company's creditors, including holders of the Debt Securities, will also be limited to the Company's ownership interest in such subsidiaries. See "The Company -- General."

    Other than the restriction on the Company's ability to incur secured indebtedness for borrowed money described below under "Limitation on Liens," there are no provisions in the Indenture that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. The restriction on the Company's ability to incur secured indebtedness for borrowed money contained in the Indenture may be waived or modified only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by the waiver or modification. See "Modification and Waiver."

    Debt Securities may be issued as Original Issue Discount Securities to be sold at a discount below their principal amount. Special United States federal income tax considerations applicable to any Debt Securities issued at an original issue discount, including Original Issue Discount Securities, will be described in the applicable Prospectus Supplement or Prospectus Supplements.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities will be issuable only in registered form without coupons. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities.

    Debt Securities (other than Global Securities) may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless otherwise indicated in a Prospectus Supplement or changed by written notice to the Holders of any series of Debt Securities affected thereby, the Trustee will be designated as the sole Security Registrar with respect to the Offered Securities. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

    In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and
305)

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement or Prospectus Supplements relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities; provided that with respect to a consent or vote of a Holder, Global Securities will be voted in accordance with the instructions of the owners of beneficial interests therein. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

    If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. If there shall have occurred and be continuing an event of default under the Indenture, as described under "Events of Default," and the Depositary is notified by the Company, the Trustee or the Registrar and Paying Agent that such Global Security shall be exchangeable for definitive Notes in registered form, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security representing the Debt Securities of such series. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued as registered securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office or offices of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that proper wire transfer instructions have been received by the Regular Record Date. (Sections 305, 307 and 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities (other than Defaulted Interest) will be made to the Person in whose name such Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest, except that interest payable at Maturity will be payable to the Person entitled to the principal payment. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement or changed by written notice to the Holders of any series of Debt Securities affected thereby, the Trustee, at its Corporate Trust Office in Chicago and its office in The City of New York, will be designated as the Company's sole Paying Agent for payments with respect to Offered Securities. The Company may at any time designate additional Paying Agents, rescind the designation of any Paying Agent or approve a change in the office or offices through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities. (Section 1002)

    All monies paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security will thereafter look only to the Company for payment thereof as a general unsecured creditor. (Section 1003)

LIMITATION ON LIENS

    The Indenture provides that the Company may not at any time incur secured indebtedness for borrowed money in excess of 10% of Consolidated Net Worth (as defined below) of the Company without expressly securing payment of the principal of and premium, if any, and interest on the Debt Securities equally and ratably with such secured indebtedness; PROVIDED, HOWEVER, that this restriction will not apply to (1) liens on any property or assets securing indebtedness of the Company incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or asset; PROVIDED, HOWEVER, that such lien attaches to such property or assets concurrently with or within 90 days after the acquisition thereof and no such lien shall extend to or cover any other property or assets of the Company; (2) any liens securing indebtedness upon the property or assets of a corporation which are in existence prior to the time such corporation is merged into or consolidated with the Company or which are in existence on properties or assets acquired by the Company and which are not created in contemplation of any such event, PROVIDED, HOWEVER, that no such lien shall extend to or cover any other property or assets of the Company; (3) liens on property or related receivables, or both, to secure nonrecourse obligations in connection with the Company's engaging in any leveraged or single-investor or other lease, project financing or similar transaction entered into by the Company in the ordinary course of its business; (4) any extension, renewal or replacement (or successive extensions, renewals or replacements, in any case, without increase in principal amount of the indebtedness secured thereby), in whole or in part, of any of the foregoing; PROVIDED, HOWEVER, that any such extension, renewal or replacement shall be limited to all or part of the property or assets which secured the lien so extended, renewed or replaced (plus improvements) and the principal amount secured thereby shall not be increased as a result thereof. (Section 1005)

    The term "Consolidated Net Worth" means, at any date, the shareholders' equity of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles then in effect.

DIVIDEND COVENANT

    The Indenture provides that the Company may not declare or pay dividends (other than dividends payable solely in the Company's common stock) on, directly or indirectly purchase or otherwise acquire (except solely by exchange of additional shares of common stock), or make any other distributions of cash or property with respect to, any class of its common stock or, in the case of any such purchase or acquisition, any options or warrants to acquire its common stock ("Restricted Payments") if the aggregate of all Restricted Payments made after August 31, 1989 would exceed the sum of (i) $150,000,000 plus (ii) 80% of the cumulative consolidated net income of the Company after January 1, 1989 (minus 100% of the cumulative consolidated net losses during such period) plus

(iii) the amount of any net proceeds to the Company from the sale of its common and preferred stock, equity contributions to its capital and other contributions to its capital from the conversion or exercise of securities to or for its equity securities, in each case subsequent to January 1, 1989. (Section 1006)

DEFEASANCE

    The Company may discharge its indebtedness and its obligations or certain of its obligations under the Indenture with respect to any series of Debt Securities by depositing funds or U.S. Government Obligations with the Trustee.

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be discharged from certain obligations in respect of the Debt Securities of any series (not including obligations relating to payment thereof in accordance with their terms, exchange of Debt Securities, registration of the transfer of or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series and maintenance of paying agencies) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on and any sinking fund payments on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, (a) the Company has paid or caused to be paid all other sums payable with respect to the Debt Securities of such series;
(b) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (c) no Event of Default or event which, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (d) the Debt Securities of such series, if then listed on any national securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and (e) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as to certain matters. In addition to discharging certain obligations under the Indenture as stated above, if the Company delivers to the Trustee an Opinion of Counsel to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, then, in such event, the obligation of the Company to duly and punctually pay or cause to be paid the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged. In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on their Debt Securities. (Section 403)

EVENTS OF DEFAULT

    Any of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, and such failure shall continue for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 30 days after written notice as provided in the Indenture; (e) default resulting in the acceleration of the maturity of, or default in the payment of, any other indebtedness of the Company in an aggregate amount in excess of $5,000,000 and the failure by the Company to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 10 days after notice thereof to the Company by the Trustee or the Holders of at least 25% in principal amount of the Debt Securities; (f) certain events in bankruptcy, insolvency or reorganization involving the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

    If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, by notice as provided in the Indenture, may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series and the accrued interest thereon, if any, to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, including the Company's payment or deposit with the Trustee of all overdue amounts (other than amounts due solely as a result of such acceleration), rescind and annul such acceleration. (Section 502)

    The Indenture provides that the Trustee shall transmit notice, as provided in the Indenture, of any default with respect to the Debt Securities of any series unless (a) such default has been cured or waived or (b) such default does not constitute a payment default with respect to such series and the board of directors, the executive committee or a trust committee of directors of the Trustee and/or Responsible Officers in good faith determine that the withholding of such notice is in the interest of the Holders of Securities of such series. (Section 602)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, unless the Trustee shall determine that the action specified would be in conflict with any rule of law or the Indenture, involve the Trustee in personal liability which has not been indemnified or be unduly prejudicial to the interests of the Holders of the Debt Securities not joining in such direction. (Section 512)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or premium or interest, if any, on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (d) reduce any premium payable upon redemption; (e) waive any default in the payment of the principal of or interest on any Debt Security; (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable; (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (h) reduce the percentage in principal amount of Outstanding Debt

Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture; or (j) modify any of the above provisions or the provisions set forth in the paragraph below, except to increase the foregoing percentage. (Sections 508 and 902)

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of (or premium, if any) or interest on any security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or convey, transfer or lease all or substantially all of its property or assets to, any entity organized under the laws of any domestic jurisdiction, or may permit any Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company; provided that, in the case of a consolidation or a merger of the Company into any other Person or the conveyance, transfer or lease of all or substantially all of the property and assets of the Company to any other Person, any successor, transferee or lessee expressly assumes the Company's obligations on the Debt Securities and under the Indenture, after giving effect to the transaction no Event of Default shall have occurred and be continuing and the Company delivers to the Trustee an Officer's Certificate and an Opinion of Counsel to the effect that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture and certain other conditions are met. (Section 801)

NOTICES

    Except as otherwise provided in the Indenture, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

REPLACEMENT OF DEBT SECURITIES

    Any mutilated Debt Security may be replaced by the Company at its discretion at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost may be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

REGARDING THE TRUSTEE

    The Company and affiliates of the Company maintain banking relationships in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are involved in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

    If a dealer is used in the sale of any Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Offered Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

    Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such Offered Securities. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Offered Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against or contribution toward certain civil liabilities, including certain liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the

Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

    The Company will indicate in a Prospectus Supplement the extent to which it anticipates that a secondary market for the Offered Securities will be available.

    Subject to certain conditions, the Company may agree to indemnify the several underwriters, agents or dealers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof. Agents, underwriters and dealers may engage in transactions with or perform services for the Company and its subsidiaries in the ordinary course of business.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges for the years ended December 31, 1990 through 1994 and for the nine months ended September 30, 1995, calculated as required by the Commission, are 3.9x, 2.8x, 2.6x, 2.4x, 3.5x and 4.9x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes, (b) fixed charges, (c) equity losses of less than 50 percent owned subsidiaries, and
(d) minority interest. "Fixed charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.

                                 LEGAL MATTERS

    The validity of the Offered Securities will be passed upon for the Company by Stoel Rives LLP, counsel to the Company, 700 NE Multnomah, Suite 950, Portland, Oregon 97232, and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. Winthrop, Stimson, Putnam & Roberts may rely on the opinion of Stoel Rives LLP as to matters of Washington law. John M. Schweitzer and John Detjens III, who are assistant secretaries of PacifiCorp, are partners in the firm of Stoel Rives LLP.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries and supplemental schedules incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included in or incorporated by reference in the Company's Annual Report on Form 10-K incorporated by reference herein, and have been so incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                         PAGE
                                       ---------
             PROSPECTUS SUPPLEMENT
Description of Notes.................        S-2
Certain United States Federal Income
 Tax Consequences....................       S-12
Plan of Distribution of Notes........       S-17

                   PROSPECTUS

Available Information................          2
Incorporation of Certain Documents by
 Reference...........................          2
The Company..........................          4
Use of Proceeds......................          4
Description of Debt Securities.......          4
Plan of Distribution.................         11
Ratios of Earnings to Fixed
 Charges.............................         13
Legal Matters........................         13
Experts..............................         13

U.S. $200,000,000

[PTI LOGO]

MEDIUM-TERM NOTES,
SERIES C

DUE NINE MONTHS
OR MORE FROM DATE OF ISSUE

SALOMON BROTHERS INC

GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.

PROSPECTUS SUPPLEMENT
DATED JANUARY 26, 1996